Exhibit 10.92

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

[KPJV CLASS A DISTRIBUTION PORTFOLIO]

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1	Certain Basic Terms.

(a)	Buyer:	IIT Lehigh Valley DC LLC, a Delaware limited liability company, as to the portion of the Property (defined below) located in Lehigh Valley, Pennsylvania; IIT North Plainfield DC LLC, a Delaware limited liability company, as to the portion of the Property located in Plainfield, Indiana; and IIT Indianapolis DC LLC, a Delaware limited liability company, as to the portion of the Property located in Indianapolis, Indiana.

	Notice Address:	c/o Industrial Income Trust Inc. Meadows Office Complex 301 Route 17 North, Suite 406 Rutherford, NJ 070.70 Attn: David Fazekas Telephone: 201/507-6762 Email: dfazekas@industrialincome.com

With a copy to:

c/o Industrial Income Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attn: Josh Widoff and Tom McGonagle

Telephone: 303/-597-0483

Email: jwidoff@blackcreekcapital.com

tmcgonagle@industrialincome.com

	With a copy to:	Greenberg Traurig, P.A. Attn: Nancy B. Lash 333 SE 2nd Avenue Suite 4400 Miami, FL 33131 Telephone: 305/579-0884 Email: lashn@gtlaw.com

(b)	Seller:	Individually and collectively, the “Owner” with respect to each of the Properties, as more specifically identified on Exhibit A, attached hereto.

	Notice Address:	c/o Prologis, Inc. Attn: Robert Kritt
8755 W Higgins Rd Suite 700 Chicago, Illinois 60631 Telephone: 773/380-3255 Email: rkritt@prologis.com

	With a copy to:	c/o Prologis, Inc. Attn: Megan Robert 4545 Airport Way Denver, Colorado 80239 Telephone: 303/567-5613 Email: mrobert@prologis.com

Seyfarth Shaw LLP 975 F Street NW Washington, DC 20004 Attn: Ronald S. Gart, Esq. Telephone: 202/828-5320 Email: rgart@seyfarth.com

(c)	Effective Date:	The last date of execution and delivery by the Seller and the Buyer, as indicated on the signature page.

(d)	Purchase Price:	$137,250,000.00, allocated between Properties (each, an “Allocated Value”), as more particularly set forth on Schedule 1, attached hereto.

(e)	Earnest Money:	$3,000,000.00 to be deposited in accordance with Section 1.3 below. References to Earnest Money shall include interest thereon.

(f)	Due Diligence Period:	The period ending on March 26, 2012.

(g)	Closing Date:	As agreed between Seller and Buyer, but no later than March 28, 2012.

(h)	Title Company:	First American Title Insurance Company Attn: Shirley Fox 1850 Mt. Diablo Blvd., Suite 300 Walnut Creek, CA 94596 Telephone: 925/927-2137 Email: shirleyfox@firstam.com

(i)	Escrow Agent:	Same as Section 1.1(h).

(j)	Broker:	Jones Lang LaSalle.

1.2 Property. Subject to the terms of this Purchase and Sale Agreement (this “Agreement”), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (each individually and collectively, the “Property”):

(a) The real property described in Exhibit A (the “Real Property”), together with the buildings (each, a “Building”, and collectively, the “Buildings”) and improvements thereon (together with the Buildings, the “Improvements”), and all appurtenances of the above-described Real Property, including easements or rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the Real Property or any vacated or hereafter vacated street or alley adjoining said Real Property.

(b) All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on the Real Property and used exclusively in the operation or maintenance of the Real Property, but specifically excluding any items of personal property owned by tenants. Personal Property shall exclude the Seller Marks (as hereinafter defined).

(c) All of Seller’s interest, as landlord, in the “Leases,” being all leases of the Improvements and any and all guaranties of the Leases, and all leases which may be made by Seller after the date hereof and before Closing as permitted by this Agreement, including all amendments thereto.

(d) All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) licenses, and permits relating to the operation of the Property, and (B) the right to use the name of the property (if any) in connection with the Property, but specifically excluding the Seller Marks; and (c) if still in effect and at Buyer’s cost, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property. Notwithstanding the foregoing, the following are excluded from the definition of Intangible Personal Property under this Agreement: any trade names, trademark, service marks, logos, graphics and other rights with respect to the name “ProLogis”, “Prologis” and/or “AMB” (collectively, the “Seller Marks”).

1.3 Earnest Money. The Earnest Money of Three Million and No/100 Dollars ($3,000,000.00), in immediately available federal funds, evidencing Buyer’s good faith to perform Buyer’s obligations under this Agreement, shall be deposited by Buyer with the Escrow Agent not later than the second (2nd) business day after the Effective Date. In the event that Buyer fails to timely deposit the Earnest Money with the Escrow Agent, Seller as its sole and exclusive remedy may terminate this Agreement whereupon this Agreement shall be of no force and effect, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement. Except as otherwise provided in this Agreement, the Earnest Money shall be non-refundable to Buyer. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with Article 9 below.

1.4 Independent Contract Consideration. At the same time as the deposit of the initial Earnest Money to the Escrow Agent, Buyer shall deliver to Seller in cash the sum of $100.00 (the “Independent Contract Consideration”), which amount has been bargained for and agreed to as consideration for Buyer’s exclusive option to purchase the Property and the right to inspect the Property during the Due Diligence Period provided herein, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

ARTICLE 2: INSPECTIONS

2.1 Property Information. Seller has provided copies to Buyer of the following documents, to the extent in Seller’s possession or control, which have been made available by Seller on site or at the Internet website established by or on behalf of Seller for the purpose of making such documents available to Buyer (the “Due Diligence Website”):

(a) the Leases;

(b) year to date operating statements (the “Operating Statements”) for each of the Properties;

(c) service or maintenance agreements relating to the Property, including construction contracts related to the Continuing TI Work (as defined in Section 6.2(c)) (collectively, “Service Contracts”), all listed on Schedule 2.1(c) attached hereto;

(d) Surveys of the Properties;

(e) environmental reports;

(f) routine reports related to roof, fire pump and sprinkler inspections, and HVAC maintenance logs;

(g) parking area replacement contracts for the Property delivered by Seller and described on Schedule 2.1(g) attached hereto;

(h) such other materials as are described on Schedule 2.1(h) attached hereto; and

(i) any updates to any of the foregoing information or other items directly related to the operation and management of the Property that are reasonably requested by Buyer (other than privileged communications with Seller’s counsel, Seller valuation analyses, physical condition reports, construction cost estimates, internal appraisals, projections, and budgets, and presentations, summaries and the like prepared for or in connection with each Seller’s partners, members or investors, and other similar proprietary or confidential information unrelated to the operation or management of the Property).

The items enumerated in Section 2.1 and other documentation and information provided or otherwise made available by Seller on the Due Diligence Website are collectively referred to as the “Property Information.” Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information.

2.2 Inspections.

(a) During the term of Agreement, Buyer, its employees, contractors, consultants and agents (collectively, “Buyer’s Agents”) shall have the right to enter upon the Property for the purpose of inspecting the Property, but with respect to the interior tenant spaces of any Building, only if such entry and inspection is permitted by (or otherwise not restricted by) the terms of the Leases or the tenants or occupants thereof consent to such entry and inspection (if required under the terms of such Leases). Seller shall use its commercially reasonable efforts to obtain any tenant consent to such entry to the extent required under the Leases. In connection with any such entry, Buyer (i) acknowledges that all entry is at Buyer’s sole risk, cost and expense and subject to the rights of tenants under their Leases, (ii) shall give Seller reasonable advance notice of such entry or any tenant interviews and shall conduct such entry and any inspections so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, and (iii) Seller or its representatives shall have the right to accompany Buyer and Buyer’s Agents or participate in any tenant interviews or any testing or other inspection performed on the Property. Without limiting the foregoing, prior to any entry to perform any on-site testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the scope and methodology of such proposed testing within three (3) business days after receipt of such notice, such approval may be withheld in Seller’s sole and absolute discretion. Seller’s failure to provide such approval or disapproval notice shall be deemed disapproval. Any samples obtained from the Property by Buyer or Buyer’s Agents shall immediately and irrevocably become the property of Buyer for the purposes of environmental compliance related to the handling, transport and disposal of such samples.

(b) Buyer shall maintain commercial general liability insurance, including broad form property damage, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate in form and substance adequate to insure against all liability of Buyer arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller is an additional insured on the commercial general liability policy. Buyer shall cause Buyer’s Agents to maintain commercial general liability insurance, including broad form property damage, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate in form and substance adequate to insure against all liability of Buyer’s Agents arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller is an additional insured on the commercial general liability policy. If any inspection or test disturbs the Property, Buyer will promptly restore the Property to the same condition as existed before the inspection or test. BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER AND SELLER’S AFFILIATES, AND THEIR RESPECTIVE PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER INDEMNIFIED PARTIES”) AND THE PROPERTY

HARMLESS FROM AND AGAINST ANY AND ALL DEMANDS, DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES), TO THE EXTENT ARISING OUT OF OR RELATING TO ANY ENTRY ON THE PROPERTY BY BUYER OR BUYER’S AGENTS, INCLUDING WITHOUT LIMITATION DAMAGE TO THE PROPERTY OR RELEASE OF HAZARDOUS MATERIALS ONTO THE PROPERTY, BUT EXPRESSLY EXCLUDING ANY DAMAGES, LIABILITIES OR LOSSES ARISING OUT OF LATENT DEFECTS, THE DISPLACEMENT OR DISTURBANCE OF HAZARDOUS MATERIALS NOT PLACED ON THE PROPERTY BY BUYER OR THE DISCOVERY OF PRE-EXISTING CONDITIONS. Buyer shall promptly pay and discharge on or before the due date any claim or obligation for labor or materials furnished at the direction of Buyer, which if not paid or discharged would result in a lien on all or any portion of the Property. Specifically, and without limiting the foregoing, if Buyer shall cause labor or materials to be furnished to the Property, and if a lien arises out of such work or material furnished, then Buyer shall promptly cause such lien to be satisfied or bonded over and shall indemnify, defend, and hold harmless Seller therefor. THE FOREGOING INDEMNIFICATION PROVISIONS OF THIS CLAUSE (b) SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BUYER SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES.

2.3 Termination During Due Diligence Period. If Buyer, in its sole discretion, elects to proceed with the purchase of the Property, then Buyer shall, before the end of the Due Diligence Period, give Seller notice in writing that Buyer has elected not to terminate in accordance with this Section 2.3 (the “Approval Notice”) in the form attached hereto as Exhibit B. If Buyer fails to give Seller the Approval Notice prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement. Buyer shall pay all title and escrow cancellation fees and charges, if any. Buyer’s obligation to return the Property Information and repair any damage to the Property caused by Buyer or Buyer’s Agents and Buyer’s indemnification under Section 2.2(b) shall survive the termination of this Agreement.

2.4 Buyer’s Reliance on its Investigations and Release. The provisions of this Section 2.4 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

(a) Buyer acknowledges and agrees that it has been given or will be given before the end of the Due Diligence Period, a full opportunity to inspect and investigate the Property, either independently or through agents of Buyer’s choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, “SELLER’S WARRANTIES”), SELLER IS SELLING AND BUYER IS PURCHASING AND TAKING THE PROPERTY ON AN “AS IS” BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. BUYER ACKNOWLEDGES THAT IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY AND, EXCEPT FOR SELLER’S WARRANTIES, IT

IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, INCLUDING THE AMERICANS WITH DISABILITIES ACT, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, AND (X) THE ECONOMICS OF THE OPERATION OF THE PROPERTY.

Buyer’s Initials:

(b) WITHOUT LIMITING THE ABOVE, EXCEPT WITH RESPECT TO A BREACH BY SELLER OF ANY OF SELLER’S WARRANTIES, BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER AND ITS SUCCESSORS VIA MERGER OR NAME CHANGE AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AND FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATING TO THE PROPERTY CONDITION OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION,

AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et seq.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT of 1976 (42 U.S.C. SECTION 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 et seq.), THE SAFE DRINKING WATER ACT (42 U.S.C. SECTION 300F et seq.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 et seq.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 et seq.), EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION (COLLECTIVELY, “ENVIRONMENTAL LAWS”); PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY BUYER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER’S INDEMNIFIED PARTIES.

Buyer’s Initials:

2.5 Service Contracts: Commission Agreements. On or prior to the last day of the Due Diligence Period, Buyer will advise Seller in writing of which Service Contracts it will assume. Buyer will assume the obligations arising from and after the Closing Date under those Service Contracts that Buyer has elected to assume; provided, however, that (i) to the extent that any such Service Contracts are part of portfolio agreements, such Service Contract shall not be assignable, and (ii) to the extent that any Service Contracts are not terminable by Seller in the time frame between the expiration of the Due Diligence Period and the Closing or relate to Continuing TI Work, Buyer shall, at Closing, assume such Service Contracts. Notwithstanding the foregoing, all existing management agreements pertaining to the Property shall be terminated on the Closing Date at Seller’s sole cost and expense. Furthermore, Seller, at Seller’s sole cost and expense, shall terminate (i) all Service Contracts that Buyer does not elect to, and is not required to, assume, and (ii) all listing and commission agreements affecting the Property and identified on Schedule 7.1(d) of this Agreement.

2.6 Estoppels and SNDAs.

(a) Seller shall use commercially reasonable efforts to secure and deliver to Buyer by the Closing Date tenant estoppel certificates for all Leases substantially in the form attached hereto as Exhibit C unless a tenant’s Lease specifically requires a specific form of estoppel, in which case Seller shall use commercially reasonable efforts to secure and deliver to Buyer by the Closing Date such specific form of estoppel. As of the Effective Date, Buyer and Seller have mutually agreed on the estoppel to be sent to each specific tenant and all such estoppels have been delivered by Seller as of the Effective Date. Each tenant estoppel certificate shall be dated no earlier than thirty (30) days prior to Closing. Buyer shall notify Seller in writing, either by the Closing Date or within three (3) business days following Buyer’s receipt of a tenant estoppel certificate (PDF copy via email), whichever is earlier, of Buyer’s disapproval of any materially adverse matter(s) contained therein as determined in Buyer’s reasonable business judgment, and the basis of such disapproval (“Buyer’s Disapproval Notice”). Seller shall have ten (10) business days from the later of the date of Seller’s receipt of Buyer’s Disapproval Notice or the original Closing Date within which to cure such materially adverse matter(s) by receipt of a replacement estoppel substantially in the form attached hereto as Exhibit C (or in the specific form of estoppel attached to the Lease, if applicable) and satisfactory to Buyer in Buyer’s commercially reasonable discretion, and the Closing Date shall be extended, at Seller’s or Buyer’s option, to allow for up to the full ten (10) business day cure period for Seller to resolve such material adverse matter(s) in the manner set forth herein. It shall be a condition precedent to Buyer’s obligation to proceed with Closing, and Buyer may terminate this Agreement upon written notice to Seller on the Closing Date (as the same may be extended in accordance with the terms of this Agreement) whereupon the Earnest Money shall be returned to Buyer, if, prior to two (2) business days prior to the Closing Date (as the same may have been extended), Seller has not delivered estoppel certificates for Leases covering at least seventy-five percent (75%) of the leased floor area of the Property as of the Effective Date and specifically including one hundred percent (100%) of the Major Tenants (defined below) (the “Estoppel Requirement”). In the event of a termination pursuant to this Section 2.6(a), the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement. “Major Tenants” shall mean the tenants at the Property occupying more than 75,000 square feet of space as of the Effective Date, except for the tenant known as “Hearth and Home” and tenants leasing space on a month-to-month basis, whether pursuant to a Lease or otherwise. Notwithstanding anything set forth in this Section 2.6(a) to the contrary, in the event that a tenant delivers an estoppel that varies from the form provided by Seller (and such tenant’s Lease does not provide for a specific form of estoppel), Buyer shall have no right to object to such estoppel, provided that such estoppel conforms, in all material respects, to the estoppel provisions contained in such tenant’s Lease and does not reflect any materially adverse matter(s).

(b) Seller shall request association estoppel certificates with respect to each of the associations (or declarants, if applicable) for the Properties known as (i) Ameriplex IC 1 (pursuant to that certain Declaration of Easements, Covenants and Restrictions for Ameriplex dated January 18, 1996 recorded among the land records of Marion City as Instrument No. 1996-0009432), (ii) North Plainfield 8 (pursuant to that certain Declaration of Covenants and Easements dated September 23, 1998 recorded among the land records of Hendricks County at Book 85, Page 200), and (iii) North Plainfield 3, North Plainfield 4 and North Plainfield 5 (pursuant to that certain Airwest Business Park Declaration of Easements, Covenants and Restrictions dated December 8, 1993 recorded among the land records of Hendricks County at Book 139, Page 40), each in the form set forth in Exhibit I, attached hereto; provided, however, that the receipt of such estoppel certificates shall not be a condition to or delay Closing and Seller shall not be in default under this Agreement for its failure to secure and deliver same. In the event that any such association (or declarant, if applicable) provides a certificate in a form that varies from the forms requested hereunder, Buyer shall have the right to negotiate such form directly with such party at no cost, expense, liability or recourse to Seller. In addition, Seller shall provide a Seller estoppel certificate with respect to that certain Reservation of Easements and Reservation of Restrictive Covenant for Fire Equipment and other Facilities dated October 10, 1997, recorded December 2, 1997 in Public Record Volume 35, Page 535 as amended by that certain First Amendment dated February 26, 1998, recorded February 27, 1998 in Public Record Volume 45, Page 1840 all in the Office of the Recorders of Hendricks County, Indiana with respect to the Properties known as North Plainfield 3, North Plainfield 4 and North Plainfield 5, in the form set forth in Exhibit I, attached hereto.

(c) Seller shall use good faith efforts to cooperate with Buyer and request commercially reasonable SNDA’s in the form required by Buyer’s lender on or before Closing from tenants of the Property identified by Buyer; however, the receipt of said SNDA’s shall not be a condition to or delay Closing and Seller shall not be in default under this Agreement for its failure to secure and deliver same. Buyer, not Seller, shall have the obligation to negotiate any changes to any such SNDA requested by any tenant, all at no cost, expense, liability or recourse to Seller.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Delivery of Title Report. Prior to the Effective Date, Seller has caused to be delivered to Buyer or provided Buyer and its designee access to a preliminary report or title commitment issued by the Title Company (each, a “Title Report” and collectively, the “Title Reports”), covering the Real Property, together with access to or copies of all documents referenced as exceptions in the Title Report. Seller has also delivered to Buyer ALTA surveys of each Property (each, a “Survey” and collectively the “Surveys”), as referenced in Section 2.1(d) of this Agreement. Buyer may, at its option and expense, obtain modifications to such Surveys of the Property.

3.2 Title Review and Cure. The Title Report and Survey provided by Seller with respect to each Property are posted on the Due Diligence Website. Buyer shall notify Seller in writing of any objections to the Title Report or the Survey with respect to each Property (i) on or prior to March 19, 2012 with respect to items disclosed in each such Title Report or Survey, if any, and (ii) at or prior to Closing, with respect to any items which: (1) are first raised by the Title Company on or after three (3) business days prior to the expiration of the Due Diligence Period and prior to Closing, and (2) are not the result of Buyer’s or Buyer’s Agents acts. Failure to timely provide such a notice of objections shall constitute an approval by Buyer of all matters disclosed in each such Title Report and Survey, as may be updated at Buyer’s request or direction. Seller shall have no obligation to cure any title objections, except financings created by Seller, judgment liens against Seller, and/or mechanics’ liens created under contracts with Seller, which liens Seller shall cause to be released at the Closing provided that such liens are for a liquidated sum of money (the “Seller Financings”). Seller may, but shall not be obligated to, attempt to cure, subject to Buyer’s approval in its sole discretion, by the Closing Date any title objections noted by Buyer. If Seller elects not to cure any title objection (failure to make such election with regard to any title objection within five (5) business days shall be deemed an election not to cure such title objection), or fails to cure any title objection it has elected to cure by the Closing Date, then Buyer shall either (x) terminate this Agreement by written notice to Seller given on or before six (6) days after receipt (and the Closing Date shall be extended as necessary to afford Buyer said six (6) day period) of any notice or deemed notice from Seller that it elects not to cure any title objections, or, in the event Seller has elected to cure a title objection, but is unable to do so, the Closing Date, as applicable, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement, or (y) waive such title objections, in which event the Closing shall occur and Buyer shall accept title to the Property subject to such title condition and without adjustment to Purchase Price, subject to Seller’s obligation to pay the Seller Financings. Buyer’s failure to so terminate shall constitute Buyer’s waiver of title and survey objections. Those items approved by Buyer or deemed approved by Buyer are hereinafter referred to as the “Permitted Exceptions.” Notwithstanding anything set forth in this Agreement to the contrary, if the transaction closes, the cost and expenses associated with any updates to the Title Reports provided by Seller shall be the sole obligation of Buyer.

3.3 Title Policy. At Closing, as a condition to Buyer’s obligation to close, the Title Company shall be irrevocably committed to issue, or shall actually issue, its standard Owner’s Policy of Title Insurance (or separate policies per parcel or Property, if so elected by Buyer; collectively, the “Title Policy”), in the form prescribed by the applicable state where the Property is located, in accordance with the Title Report delivered by Seller to Buyer prior to the Effective Date, excluding any matters removed by the Title Company during the Due Diligence Period and subject to any additional title matters added by the Title Company after the expiration of the Due Diligence Period to which Buyer has not objected or is deemed to have approved, in the amount of the Purchase Price, dated the date and time of recording of the Deed, and showing title to the Real Property vested in Buyer, subject only to: (i) the Permitted Exceptions, (ii) interests of tenants in possession, (iii) non-delinquent liens for real estate taxes and assessments, (iv) any exceptions to title which are disclosed by the Surveys, as may be updated prior to Closing, and (v) any exceptions or matters created by Buyer or Buyer’s Agents.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations, Insurance. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the Effective Date; provided that Seller shall not be obligated to make any extraordinary repairs or make any capital improvements to the Property, except as may be expressly required by any Lease, including any New Lease Agreement. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property. Within thirty (30) days following the Closing, Buyer, at its sole cost and expense, shall remove the Seller Marks from signage on any of the Buildings and monument signs on the Property. Seller shall provide a credit against the Purchase Price for the estimated cost to remove the Seller Marks from signage in an amount which is mutually and reasonably agreed upon by Seller and Buyer not less than two (2) business days prior to the Closing.

4.2 Performance under Leases and Service Contracts. During the pendency of this Agreement, Seller will perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property.

4.3 New Contracts. During the pendency of this Agreement, Seller will not, without the prior consent of Buyer (which shall not be unreasonably withheld or delayed), enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice and without penalty or premium.

4.4 Leasing Arrangements. Between the Effective Date and the Closing Date, Seller shall obtain Buyer’s consent, which shall not be unreasonably withheld or delayed, before entering into any new Lease, amendment, expansion, renewal, modification, termination or other similar agreement (collectively, “New Lease Agreements”); provided, however, that Buyer’s consent shall not be required if Seller is required to enter into the New Lease Agreement pursuant to, and to the extent of, the terms and conditions of any Leases in effect as of Effective Date. Buyer shall be deemed to have consented to any New Lease Agreement if it has not notified Seller specifying with particularity the matters to which Buyer reasonably objects, within three (3) business days after its receipt of Seller’s written request for consent, together with (i) a copy of the proposed New Lease Agreement, and (ii) any financial information regarding the proposed or existing tenant provided to Seller. Notwithstanding the foregoing, Exhibit N shall govern the rights and obligations of Seller and Buyer with respect to the NP2 Lease (as defined in Exhibit N).

4.5 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property or any portion thereof shall be “materially damaged,” (as hereinafter defined), or if the Property or any material portion thereof shall be subjected to a bona fide threat (pursuant to a written notice to Seller or its agent) of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Buyer may terminate this Agreement by written notice to Seller given within ten (10) days of Seller’s notice to Buyer of the occurrence of the damage or taking. In the event of such termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement. If the Closing Date is within the aforesaid 10-day period, then Closing shall be extended to the next business day following the end of said 10-day period. If no such election to terminate by Buyer is made, and, in any event, if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment to the Purchase Price, and upon the Closing of this purchase, Seller shall (i) assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, or any insurance proceeds that may thereafter be made for such damage or destruction, (ii) give Buyer a credit at Closing for an amount equal to any condemnation awards or insurance proceeds collected by Seller as a result of any such condemnation or damage or destruction, and the amount of any insurance deductible under such policies (but in no event shall the amount of such credit to Buyer exceed the Purchase Price), and (iii) receive a credit at Closing for any sums expended by Seller toward the restoration or repair of the Property, which have been approved by Buyer (and, if applicable, approved by Buyer within the period provided under an applicable Lease for the landlord thereunder to act provided Seller notifies Buyer of same) such approval not to be unreasonably withheld, conditioned or delayed. In the event the amount of awards or proceeds subsequently received by Buyer under subsection (i) for any portion of the Property exceeds the Allocated Value attributable to such portion of the Property, then Buyer shall pay to Seller any such excess within ten (10) days after Buyer’s receipt of such awards or proceeds. For the purposes of this Section, the phrases “material damage”, “materially damaged” and “material portion” means (a) damage reasonably estimated by Seller and Buyer to exceed the greater of Three Hundred Thousand Dollars ($300,000) or five percent (5%) of the Allocated Value attributable to any individual Building to repair, (b) material access to any Building if no other commercially reasonable means of access is available, or a material portion of the parking for any Building is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain, (c) any Major Tenant has the right to terminate its respective Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain and has not waived such right prior to Closing or (d) other than the deductible, any damage to the Property which is uninsured that would customarily be insured, and not either paid for by Seller or credited to Buyer at Closing. The provisions of the sixth (6th) sentence of this Section 4.5 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

ARTICLE 5: CLOSING

5.1 Closing and Escrow Instructions.

(a) The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through an escrow with the Escrow Agent. Closing shall occur and Buyer’s funds shall be received on or before 11:00 A.M. Mountain Time on the Closing Date.

(b) Seller and Buyer agree to execute such reasonable additional and supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

5.2 Conditions to the Parties’ Obligations to Close. The obligations of Seller, on the one hand, and Buyer, on the other hand, to consummate the transaction contemplated hereunder are contingent upon the following conditions:

(a) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to any Seller modifications hereafter made to a Property Representation (as defined and provided for in Section 7.1);

(b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing shall have been tendered;

(c) There shall exist no actions, suits, arbitrations, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending against the other party that would prevent the other party’s ability to perform its obligations under this Agreement;

(d) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby; and

(e) No Major Tenant shall have (i) improperly terminated, or given notice of intent to improperly terminate, its respective Lease, or (ii) improperly vacated, improperly abandoned, ceased operations or filed voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding, For the purposes of this subsection (e), “improperly” shall mean in violation of or not pursuant to an express cancellation right set forth in the applicable Lease.

(f) The Title Company shall have the Title Policy issued or be prepared and irrevocably and unconditionally committed to issue the same.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition of which it had knowledge, except to the extent said non-satisfaction is due to a breach by a party of its obligations or liabilities hereunder (which non-satisfaction may be subject to the terms of Sections 8.1 or 8.2 of this Agreement). In the event of a termination, the Escrow Agent shall refund the Earnest Money to Buyer, and neither party shall have any further rights or liabilities hereunder except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement and except to the extent said non-satisfaction is due to a breach by a party of its obligations or liabilities hereunder (which non-satisfaction may be subject to the terms of Sections 8.1 or 8.2 of this Agreement). If such party elects to close, notwithstanding the non-satisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing, except to the extent said non-satisfaction is due to a breach by a party of its obligations or liabilities hereunder (which non-satisfaction may be subject to the terms of Sections 8.1 or 8.2 of this Agreement). For purposes of the foregoing sentence, “knowledge”, with respect to Buyer, shall be deemed to refer to facts within the actual knowledge only of David Fazekas, Andrea Karp and Emily Santangelo, at the times indicated only, without imputing liability to any of them, and, with respect to Seller, shall be deemed to refer to facts within the actual knowledge only of Robert Kritt, Elizabeth Kauchek and Meg Buffington, at the times indicated only, without imputing liability to any of them.

5.3 Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. A special warranty deed (warranting title for acts by, through or under Seller) (the “Deed”) with respect to any Property located in the State of Indiana, in substantially the form attached hereto as Exhibit D-1 together with the required Indiana Sales Disclosure Form, and with respect to any Property located in the Commonwealth of Pennsylvania, in substantially the form attached hereto as Exhibit D-2, all subject to local requirements, executed and acknowledged by Seller, conveying to Buyer Seller’s title to the Property, subject only to: all zoning and building laws, ordinances, maps, resolutions, and regulations of all governmental authorities having jurisdiction which affect the Property and the use and improvement thereof; the Leases; all matters of record, other than those matters which Seller is required to remove pursuant to Section 3.2; and any state of facts which an accurate survey made of the Property at the time of Closing would show. Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Deed shall be quitclaimed by Seller;

(b) Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale in the form of Exhibit E attached hereto (the “Assignment”), executed by Seller in counterpart;

(c) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(d) Intentionally omitted;

(e) Environmental Disclosure. To the extent any Property located within the State of Indiana is “property” within the definition of I.C. 13-11-2-174 (“IRPTL Property”), an Environmental Disclosure for the Sale of Real Property (as provided under I.C. 13-25-3-2) (the “Environmental Disclosure”) for each such Property that constitutes IRPTL Property; it being understood that Seller’s provision of the Environmental Disclosure at Closing for each such Property that constitutes IRPTL Property shall be deemed to be Buyer’s and Seller’s express waiver of the thirty (30) day advance delivery requirement under I.C. 13-25-3-2; and

(f) NP2 Lease Escrow. The escrow agreement with respect to the NP2 Lease, executed in counterpart by Seller.

(g) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including a title affidavit as may be reasonably required by the Title Company in order to issue a gap endorsement and delete all standard exceptions to the Title Policy (except for any exception that can only be deleted by providing the Title Company with an ALTA/ASCM Land Title Survey of the Property), including, without limitation, the exceptions related to the parties in possession and mechanic’s liens.

5.4 Buyer’s Deliveries in Escrow. On or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations and other adjustments provided under this Agreement, deposited by Buyer with the Escrow Agent in immediate, same-day federal funds into the Escrow Agent’s escrow account;

(b) Assignment of Leases and Contracts and Bill of Sale. The Assignment, executed by Buyer in counterpart;

(c) NP2 Lease Escrow. The escrow agreement with respect to the NP2 Lease, executed in counterpart by Buyer.

(d) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5 Closing Statements/Escrow Fees. At the Closing, Seller and Buyer shall deposit with the Escrow Agent closing statements consistent with this Agreement in the form required by the Escrow Agent, executed in counterpart (PDF is acceptable) by each of Buyer and Seller.

5.6 Possession. Seller shall deliver possession of the Property to Buyer at the Closing.

5.7 Post-Closing Deliveries. Within two (2) business days after the Closing, if not otherwise available at the Property, Seller shall deliver to the offices of Buyer’s property manager: the original Leases in Seller’s possession or control; copies or originals of all contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Property, Expense Reimbursements (as defined below) records; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.

5.8 Closing Costs. At Closing, Seller shall pay the following costs with respect to any Property located in the State of Indiana: the cost of the premium for the Title Policy, cost of recording the Deed, costs of recording instruments to release any Seller Financings or to cure other title matters Seller has elected to cure and release, and 1/2 of any escrow fees and other closing costs due in connection with the transaction contemplated by this Agreement. At Closing, Buyer shall pay the following costs with respect to any Property located in the State of Indiana: the cost of the loan policy of title insurance, the endorsements to the Title Policy and any survey updates requested by Buyer, and 1/2 of any escrow fees and other closing costs due in connection with the transaction contemplated by this Agreement. At Closing, Seller shall pay the following costs with respect to any Property located in the Commonwealth of Pennsylvania: cost of recording the Deed, costs of recording instruments to release any Seller Financings or to cure other title matters Seller has elected to cure and release, and 1/2 of any escrow fees, deed transfer taxes and other closing costs due in connection with the transaction contemplated by this Agreement. At Closing, Buyer shall pay the following costs with respect to any Property located in the Commonwealth of Pennsylvania: the cost of the premium for the Title Policy, the cost of the loan policy of title insurance, the endorsements to the Title Policy and any survey updates requested by Buyer, 1/2 of any escrow fees, deed transfer taxes, and other closing costs due in connection with the transaction contemplated by this Agreement. Only in the event of Closing and at Closing, Buyer shall also pay Seller for the costs incurred by Seller for the Surveys or updates thereto (not to exceed $35,000), updates to any Title Reports, and the property zoning reports ordered by Seller (not to exceed $9,000), if any, plus any costs as the result of changes thereto requested by Buyer. Each party shall pay its own attorneys’ fees. Other costs, charges, and expenses shall be borne and paid as provided in this Agreement or in the absence of such provision, in accordance with local custom.

5.9 Close of Escrow. Upon satisfaction or completion of the conditions and deliveries set forth in Sections 5.2 through 5.5, inclusive, the parties shall direct the Escrow Agent to immediately record and deliver the documents described in Sections 5.3 through 5.5, inclusive, to the appropriate parties and make disbursements according to the closing statements set forth in Section 5.5.

ARTICLE 6: PRORATIONS

6.1 Prorations. The day of Closing shall belong to Buyer and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a) Collected Rent. All collected rent (including tenant reimbursements for Operating Costs) and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Except as provided in Section 6.1(b), no prorations shall be made for any unpaid rent due and payable prior to Closing or for delinquent rents existing, if any, as of the Closing Date. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Buyer. For a period of ninety (90) days after the Closing, Buyer shall use its commercially reasonable efforts (Buyer shall not be obligated to incur any out-of-pocket expenses or commence litigation) after the Closing to collect and deliver to Seller all rents or other payments that were applicable to the period before Closing. Seller may pursue collection as to any rent not collected by Buyer within six (6) months following the Closing Date, provided that Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith. All rents received by Buyer following the Closing shall be applied against the most recently accrued rent, and then to any amounts due to Seller prior to Closing.

(b) Operating Costs. To the extent Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent (collectively, “Expense Reimbursements”) to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Property, Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between each tenants’ current account balances for 2012 for Operating Costs and amount of their respective Operating Costs reimbursable to Seller; provided, however, that, except as specifically set forth herein, in no event shall either party be responsible for crediting the other for any uncollected Expense Reimbursements for any tenant and the same shall be treated in the same manner as uncollected rent is treated in Section 6.1(a). To the extent that the CAM Reconciliation (as defined below) for calendar year 2012 reveals that Seller has over-collected Expense Reimbursements such that, if the end of the operating expense year under the Leases were the Closing Date, Seller would be obligated to refund money to the Tenants (an “Over Collection”), rather than collect additional money from the Tenants (an “Under Collection”), said Over Collection shall be paid by Seller to Buyer at the Closing as a settlement statement credit and Buyer shall pay said Over-Collection to the respective tenant within thirty (30) days or otherwise in compliance with the lease obligations; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to Seller outside of escrow within five (5) business days after receipt from the applicable Tenant in connection with the year-end Operating Costs reconciliation process subject to and in accordance with the terms of Section 6.1(a). Notwithstanding the foregoing, prior to Closing, Buyer and Seller shall agree to a reasonable estimate of 2012 Under Collection as of the time of Closing, and Buyer shall pay such amount to Seller at Closing. Operating Costs for 2012 shall be reasonably estimated by the parties if final bills are not available. At least five (5) business days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for each Tenant showing all Operating Costs incurred by Seller from the beginning of the then-current calendar year (2012) through the Closing Date, and any Expense Reimbursements collected by Seller during the same period of time and relating to such Tenant, all in the form customarily submitted to each Tenant (the “CAM Reconciliation”). Operating Costs that are payable by tenants directly to the applicable service providers shall not be prorated between Seller and Buyer. Prior to Closing, Seller shall reconcile with the tenants in place during the calendar year 2011, the Tenant Expense Reimbursements for the calendar year 2011 and Seller shall reimburse to the respective tenant(s) any Over Collection of Expense Reimbursement for calendar year 2011 prior to the Closing and shall have the right to collect any Under Collection of Expense Reimbursement for calendar year 2011 for one hundred eighty (180) days following the Closing. To the extent Buyer receives any amounts from tenants for Under Collection of Expense Reimbursement for calendar year 2011 and which are identified as same, Buyer shall pay such amount to Seller within ten (10) days.

(c) Taxes and Assessments.

(i) Real estate taxes and assessments imposed by any governmental authority that are due and payable in calendar year 2012 and that are not payable by tenants under the Leases directly to the governmental authorities shall be prorated as of the Closing based upon the most recent ascertainable assessed value and tax rate and based upon each parties’ period of ownership. By way of example, if the Closing were to occur on 3/31/2012, Seller would be responsible for 91/366ths of the real estate taxes due and payable in 2012 (without regard to the tax year to which such amounts relate) and Buyer would be responsible for 275/366ths of the real estate taxes due and payable in 2012 (without regard to the tax year to which such amounts relate). Buyer would be responsible for 100% of the real estate taxes due and payable in 2013 (without regard to the tax year to which such amounts relate). Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing, and Buyer shall be solely responsible for and shall assume any and all ad valorem taxes relating to a change in usage and/or ownership of the Property, whether by reason of this conveyance or otherwise.

(ii) Notwithstanding anything set forth in this Agreement to the contrary, Seller is appealing the real property assessment valuation delivered in 2011 (which relate to payments due in 2012) with respect to the Properties known as North Plainfield 2, North Plainfield 3, North Plainfield 4, North Plainfield 5, and North Plainfield 8, and the real property assessment valuations delivered in 2010 and 2011 (which relate to payments paid in 2011 and due in 2012, respectively) with respect to the Property known as Ameriplex, all such Properties located within the State of Indiana. Seller represents and warrants that taxes related to the assessment under appeal with respect to 2010 (and payable in 2011) (the “2010 Ameriplex Appeal”) have been paid in full without reduction to the applicable taxing authority notwithstanding the pending appeal. Following the Closing, Buyer and Seller agree that Seller shall continue to pursue the 2010 Ameriplex Appeal with the assessing authority and Buyer agrees to reasonably cooperate with Seller’s efforts to obtain a reduction in the real property taxes due for the tax years under appeal, without expense to Buyer. At Closing, Seller shall assign to Buyer, as the new owner of the Properties, the right to pursue all appeals (other than the 2010 Ameriplex Appeal), and take all reasonable actions (including providing all required documentation) as may be necessary to substitute Buyer in such appeals so that, following the Closing, Buyer is able to take over all such appeals. Seller agrees to reasonably cooperate with Buyer’s efforts to obtain a reduction in the real property taxes due for the valuations under appeal. Buyer may, at its option and sole cost (subject to reimbursement as and to the extent provided below), pursue such appeals with Seller’s tax consultant or a different tax consultant selected by Buyer. If Seller receives a refund in connection with the 2010 Ameriplex Appeal, then Seller shall (i) retain so much of any refund(s) as will reimburse Seller or permit Seller to pay the costs incurred in connection with such appeal(s) (if permitted to do so under the Leases), (ii) provide refunds to tenants at the Property in accordance with their respective Leases and (iii) retain the excess amounts, if any. Any refunds due to tenants under the foregoing subsection (ii) shall be promptly paid by Seller to Buyer and thereafter Seller shall be relieved of further obligation with respect to such refunds under the foregoing sentence. To the extent either party receives a refund on account of assessment appeals other than the 2010 Ameriplex Appeal, the receiving party shall (1) pay to the other party so much of any refund(s) as will reimburse such other party or permit such other party to pay the costs incurred in connection with such appeal(s) (if permitted to do so under the Leases), (2) retain so much of any refund(s) as will reimburse the receiving party or permit the receiving to pay the costs incurred in connection with such appeal(s) (if permitted to do so under the Leases), (3) provide refunds to tenants at the Property in accordance with their respective Leases, and (4) promptly prorate as of the Closing based upon each party’s period of ownership during calendar year 2012 and pay (or retain) the excess amounts, if any. To the extent Seller is the receiving party under the foregoing sentence, Seller shall promptly pay to Buyer all amounts payable to the tenants under the Leases or to Buyer under subsections (1), (3) and (4), and thereafter Seller shall be relieved of further obligation with respect to such amounts under the foregoing sentence. The rights and obligations of the parties under this Section 6.l(c)(ii) shall survive Closing, the recordation of the Deed and shall not be deemed to be merged into any of the Closing documents.

(d) Service Contracts and Utilities. Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any Service Contracts extend over periods beyond the Closing the same shall be prorated on a per diem basis.

(e) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 6.1 (except for prorations under Section 6.1(c), which shall be based on final bills or judgments and prorated at set forth therein) or if any of the aforesaid prorations were calculated inaccurately, then Buyer and Seller agree, within the one hundred eighty (180) days following Closing to allocate such items on a fair and equitable basis to the effect that income and expenses are received and paid by the parties on a cash basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. Seller and Buyer shall each have reasonable access to, and the right to inspect and audit, such other party’s books to confirm the final prorations. Seller shall not, however, be charged for any increase in Operating Costs or real estate taxes due to increased costs or reassessments incurred by Buyer in respect of such subsequent to the Closing.

(f) Declarations and CCRs. Assessments payable to any association under any declaration, agreement of covenants, conditions and restriction, or similar instrument encumbering the Property shall be prorated as of the Closing based upon the most recent assessment notice or invoice and based upon each parties’ period of ownership.

6.2 Leasing Commissions and Tenant Improvement Costs.

(a) Except as set forth in Exhibit N with respect to the NP2 Lease, at Closing, Buyer shall reimburse Seller for commissions paid by Seller with respect to any New Lease Agreements that were entered into after February 21, 2012 and approved by Buyer pursuant to Section 4.4 above. If the rent commencement date of the New Lease Agreement falls before the Closing Date, the amount of commission reimbursable by Buyer shall be in the proportion that the length of the period from the rent commencement date to the Closing Date bears to the length of the period from the Closing Date to the end of the current term of such New Lease Agreement. At Closing, Buyer shall receive a credit for any unpaid leasing commissions for the current term in connection with any Leases that were in place on or prior to February 21, 2012 (collectively, “Existing Leasing Commission Obligations”), and Buyer shall assume in writing (x) the Existing Leasing Commission Obligations (but only to the extent of the credit received from Seller at Closing), and (y) Seller’s obligations for leasing commissions for the New Lease Agreements and continuing month-to-month Leases, a list of which is attached hereto as Exhibit G. To the extent the credit provided to Buyer at Closing for any unpaid Existing Leasing Commission Obligations shall be less than the actual amount of such unpaid Existing Leasing Commission Obligations, Seller shall be obligated to pay Buyer the difference within thirty (30) days following Buyer’s written request together with supporting documentation thereof. To the extent the credit provided to Buyer at Closing for any unpaid Existing Leasing Commission Obligations is more than the actual amount of such unpaid Existing Leasing Commission Obligations, Buyer shall be obligated to pay Seller the difference within thirty (30) days following the Seller’s written request together with supporting documentation thereof. Notwithstanding anything herein to the contrary, Seller, and not Buyer, shall be responsible for the payment of all leasing commissions which were due with respect to Leases executed on or before February 21, 2012, except for lease commissions due with respect to any renewals, extensions or expansions of existing Leases, exercised after February 21, 2012. For the avoidance of doubt, any leasing commissions due for the month in which the Closing occurs with respect to any Lease that continues on a month-to-month basis, which are identified on Exhibit G, attached hereto, shall be prorated based on the number of days each of Buyer and Seller owned the Property during such month, and, after Closing, Buyer shall be responsible at its sole cost and expense to pay any leasing commissions due with respect to any Lease that continues on a month-to-month basis and identified on Exhibit G.

(b) Except as set forth in Exhibit N with respect to the NP2 Lease, at Closing, Buyer shall reimburse Seller for the cost for New TI Obligations (as hereinafter defined) paid for by Seller, and Buyer shall assume the obligation to perform and pay for such New TI Obligations. For purposes of this Section, the term (i) “TI Obligations” shall mean all tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), tenant allowances, moving expenses and other out-of-pocket costs which are the obligation of the landlord under the Leases, and (ii) “New TI Obligations” shall mean the TI Obligations which are the obligation of the landlord under the New Lease Agreements entered into after February 21, 2012 and approved by Buyer pursuant to Section 4.4. At Closing, Buyer shall receive a credit for any unpaid or outstanding TI Obligations of landlord (including any construction contracts for tenant improvement work) in connection with any Leases and amendments entered into on or prior to February 21, 2012, but excluding TI Obligations for amendments, expansions or renewals that were entered into or exercised after February 21, 2012 (collectively, the “Existing TI Obligations”), and Buyer shall assume in writing the Existing TI Obligations (but only to the extent of the credit received from Seller at Closing), a list of which have been incurred through the Effective Date is attached hereto as Exhibit H. To the extent the credit provided to Buyer at Closing for any unpaid Existing TI Obligations which are the landlord’s obligation shall be less than the actual amount of such unpaid Existing TI Obligations, Seller shall be obligated to pay Buyer the difference within thirty (30) days following Buyer’s written request with supporting documentation thereof. To the extent the credit provided to Buyer at Closing for any unpaid Existing TI Obligations is more than the actual amount of such unpaid Existing TI Obligations, Buyer shall be obligated to pay Seller the difference within thirty (30) days following Seller’s written request with supporting documentation thereof. Notwithstanding anything herein to the contrary, Seller, and not Buyer, shall be responsible for the payment of all TI Obligations due with respect to Leases executed on or before February 21, 2012, except for TI Obligations due with respect to any renewals, extensions, expansions or other modifications of existing Leases, exercised after February 21, 2012.

(c) The parties agree that the following provisions shall govern any construction obligations undertaken by Seller relating to Existing TI Obligations that Buyer is required to assume pursuant to the terms of Section 6.2(b) of this Agreement and that are not completed (and fully paid for) as of Closing (the “Continuing TI Work”), including the construction obligations under the Leases with Meritor Heavy Vehicle System (if applicable):

(i) Seller shall provide Buyer with (and the Property Information shall include) true, correct and complete copies of the construction contracts and major subcontracts (if any), together with any amendments thereto; plans and specifications; change orders; permits, authorizations and approvals issued by any governmental authority; payment and performance bonds; and warranties, in each case relating to the Continuing TI Work.

(ii) The construction contract (as amended) for the Continuing TI Work, together with all warranties of the general contractor thereunder, shall be assigned by Seller to Buyer at Closing pursuant to the Assignment. Any payment or performance bond relating to the Continuing TI Work shall be assigned to or re-issued in the name of Buyer, at Closing, as necessary to vest such bond in Buyer as owner.

(iii) All plans and specifications (as revised) for the Continuing TI Work, together with all permits, authorizations and approvals issued by any governmental authority with respect thereto, shall be included in the Intangible Personal Property assigned by Seller to Buyer at Closing pursuant to the Assignment. Seller agrees to reasonably cooperate with Buyer as may be necessary to effectively transfer all such property to Buyer.

(iv) Seller shall provide Buyer with copies of requests for disbursements relating to the Continuing TI Work (from the commencement of such work through Closing), together with all supporting documentation relating thereto, including without limitation invoices and paid receipts, releases of lien, architect certifications and contractor affidavits. Seller shall also provide Buyer with (x) copies of the scope of work approved by tenants relating to the tenant improvements under their Leases and (y) evidence or confirmation of payments made by such tenants with respect to such tenant improvement work (for construction allowances, due to changes requested by tenants or otherwise), if any. Any requests for disbursements relating to the Continuing TI Work received by Seller between the Effective Date and Closing shall be promptly submitted to Buyer.

(d) With respect to any pre-construction or construction obligations required of the landlord (or that may be required of landlord) under the NP2 Lease (the “NP2 Lease Work”), Seller has provided all existing cost estimates and/or construction budgets obtained by Seller to perform and complete the NP2 Lease Work, and shall provide to Buyer any additional cost estimates and/or construction budgets obtained by Seller prior to Closing.

6.3 Tenant Deposits. All tenant security deposits actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases prior to three (3) business days prior to the expiration of the Due Diligence Period, shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits but only to the extent of the tenant security deposits transferred to Buyer at Closing.

6.4 Utility Deposits. Buyer shall be responsible for making any deposits required with utility companies. Seller shall receive a credit at Closing for any utility deposits transferred or assigned to Buyer.

6.5 Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. EXCEPT AS EXPRESSLY SET FORTH ABOVE, IF ANY CLAIM IS MADE FOR BROKER’S OR FINDER’S FEES OR COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY SUCH CLAIM BASED UPON ANY STATEMENT, REPRESENTATION OR AGREEMENT OF SUCH PARTY. SELLER’S INDEMNITY SHALL INCLUDE ANY CLAIMS MADE BY BROKER IN CONNECTION WITH THE TRANSACTION GOVERNED BY THIS AGREEMENT.

The provisions of this Article 6 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, each Seller with respect to its Property represents and warrants to Buyer that:

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing in the jurisdiction of its formation, and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and, provided this Agreement has not been terminated, all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement and which would prevent Seller from performing its obligations under this Agreement. Seller is not a party to any action or proceeding and, to Seller’s knowledge, there is no action or proceeding threatened (pursuant to a written notice received by Seller or its agent) against Seller or the Property, including condemnation proceedings.

(c) Leases. The copies of the Leases entered into from and after the date on which Seller became the fee simple owner of the Property to which such Leases related and provided to Buyer pursuant to Section 2.1 are true, correct and complete. The copies of the Leases entered into prior to the date on which Seller became the fee simple owner of the Property to which such Leases related and provided to Buyer pursuant to Section 2.1 are to Seller’s knowledge true, correct and complete. Seller is not in default of its Lease obligations, and to Seller’s knowledge, no Tenant is in default of its Lease obligations except as identified on the aged receivables report attached hereto as Exhibit K. No Tenant of any Property has been given any rent concession or allowance that is not reflected in the Leases. Except for any parties in possession pursuant to, and any rights of possession granted under, the Leases, or pursuant to any party’s rights under the Permitted Exceptions, there are no leases, subleases, or to Seller’s knowledge, occupancies or tenancies or parties in possession of any part of the Property.

(d) Service Contracts. The list of Service Contracts delivered to Buyer pursuant to this Agreement is true, correct, and complete in all material respects as of the date of its delivery. Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract. Seller has delivered Buyer true and complete copies of the existing commission agreements related to the Property and the same are listed on Schedule 7.1(d).

(e) Compliance with Law. To Seller’s knowledge, Seller has not received any written notice, sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in material violation of any law, ordinance or regulation, including any applicable Environmental Laws.

(f) OFAC Compliance. Each Seller is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(g) Employees. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue with regard to the Property after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller related to the Property.

(h) Buyer Rights. Except as set forth in the Property Information or in the Permitted Exceptions, no person or entity has any option, right of first refusal or other right to purchase the Property or any portion thereof.

(i) Agreements. Other than the Service Contracts, commission agreements, Leases, the NP2 Lease and any New Lease Agreement, to Seller’s knowledge, except as disclosed in the Property Information, Seller has not made any agreements or commitments not of record affecting the Property, which will be binding on Buyer or the Property after the Closing.

(j) No Bankruptcy. No voluntary petition in bankruptcy, attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law has been filed, is pending against or contemplated (or, to Seller’s knowledge, threatened) by or against Seller or any general partner or managing member of Seller, and to Seller’s knowledge, no involuntary petition in bankruptcy has been filed or threatened against Seller.

(k) Leasing Commissions/TI Obligations. To Seller’s knowledge, and except as described on Exhibits G and H, attached hereto and as otherwise set forth in Section 4.4 and Exhibit N, all leasing commissions due to brokers under any of the Leases, and all TI Obligations, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future.

“Seller’s knowledge,” as used in this Agreement means the current actual knowledge of Robert Kritt, Elizabeth Kauchek, and Meg Buffington, without any duty of inquiry or investigation and without personal liability whatsoever.

7.2 Qualification of Property Representations; Exception Matters.

(a) Seller’s representations and warranties concerning the Property (collectively, the “Property Representations”) are qualified by any knowledge obtained by Buyer (including Buyer’s receipt of any tenant estoppel certificates) prior to the expiration of the Due Diligence Period, and in the event of Buyer’s election to proceed with the purchase of the Property pursuant to Section 2.3 above, then Buyer shall be deemed to have accepted such qualification, and the Property Representations will automatically be made subject thereto.

(b) If there are any facts and circumstances that make the applicable Property Representations false, misleading or inaccurate (herein collectively referred to as “Exception Matters”) and such Exception Matters become to be within Seller’s knowledge (as defined in Section 7.1) after the Effective Date, Seller shall further qualify the Property Representations by notice to Buyer (the “Property Representation Notice”), specifying the Exception Matter with reasonable particularity, delivered to Buyer as soon as reasonably possible but in any event not later than one (1) business day prior to the Closing Date. If Seller delivers a Property Representation Notice, then Buyer, as its sole remedy, may terminate this Agreement within the three (3) business day period following Buyer’s receipt of the Property Representation Notice and receive a refund of the Earnest Money and neither party shall have any further rights and obligations under this Agreement except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement. If the Closing is scheduled to occur within the three (3) business day period provided for Buyer’s review of the Property Representation Notice and termination of this Agreement, then Closing, if this Agreement is not terminated, shall occur on the business day immediately following the expiration of such three (3) business day period.

(c) If an Exception Matter becomes known to Buyer after the expiration of the Due Diligence Period, Buyer may deliver to Seller not later than one (1) business day prior to the Closing Date notice of such Exception Matter (the “Buyer’s Knowledge Notice”) specifying the Exception Matter with reasonable particularity.

(d) If Buyer elects to terminate this Agreement pursuant to Section 7.2(b) or if Buyer delivers to Seller a Buyer Knowledge Notice pursuant to Section 7.2(c), Seller shall have the right, but not the obligation, by notice to Buyer, to cure such Exception Matters within ten (10) days (the “Exception Matter Cure Period”) following Seller’s receipt of Buyer’s notice of termination pursuant to Section 7.2(b) or, if applicable, Seller’s receipt of the Buyer’s Knowledge Notice pursuant to Section 7.2(c). In either such event, the Closing shall be delayed to the extent necessary to allow Seller the entire Exception Matter Cure Period within which to effect such cure, plus an additional five (5) days.

(e) If Seller cures the Exception Matter(s) identified in either the Property Representation Notice or Buyer’s Knowledge Notice to Buyer’s commercially reasonable satisfaction prior to the expiration of the Exception Matter Cure Period, then (i) Buyer’s right to terminate this Agreement as a result of such Exception Matter(s) pursuant to Section 7.2(b) shall be revoked, null and void and this Agreement shall continue without termination, and (ii) if the Closing Date has been extended under Section 7.2(d), Closing shall occur on the date that is five (5) days after Seller cures such Exception Matter(s). If Seller elects to not cure the Exception Matters(s) or is unable to cure such Exception Matter(s) within the Exception Matter Cure Period, then Buyer, as its sole remedy, may terminate this Agreement upon Buyer’s receipt of notice that Seller is unwilling or unable to cure such Exception Matter(s) or following the expiration of the Exception Matter Cure Period (as applicable), and receive a refund of the Earnest Money and neither party shall have any further rights and obligations under this Agreement except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement.

(f) Furthermore, to the extent Buyer receives an estoppel letter prior to Closing from a tenant which recites facts which are contrary to the representations of Seller contained herein, Buyer shall be deemed to have knowledge of such facts and shall have no right to make a claim against Seller for breach of a representation; however, Buyer shall have the right to deliver a Buyer’s Knowledge Notice under Section 7.2(c) hereof.

(g) Notwithstanding anything herein to the contrary, if any Exception Matter is due to or results from a material breach by Seller of its obligations or liabilities hereunder, Buyer may pursue its remedies under Section 8.2 in addition to the remedies provided in this Section.

7.3 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized, and is validly existing as a limited liability company, and in good standing in the state of Delaware its formation, and is qualified to do business in the states in which the Property is located. Buyer has obtained full right and authority and has obtained any and all consents required to enter into this Agreement and, if this Agreement is not terminated prior to the expiration of the Due Diligence Period, Buyer will obtain full right and authority and any and all consents to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement and which would prevent Buyer from performing its obligations under this Agreement. Buyer is not a party to any action or proceeding and, to Buyer’s knowledge, there is no action or proceeding threatened (pursuant to a written notice received by Buyer or its agent) against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c) OFAC Compliance. Buyer is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(d) ERISA. Buyer represents and warrants as more particularly set forth in Exhibit M, attached hereto.

ARTICLE 8: DEFAULT AND DAMAGES

8.1 Default by Buyer. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF BUYER’S FAILURE TO CONSUMMATE THE PURCHASE OF THE PROPERTY WHEN BUYER WOULD BE OBLIGATED UNDER THE TERMS OF THIS AGREEMENT TO SO CONSUMMATE THE PURCHASE WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT

OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER’S BREACH. IN THE EVENT BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY WHEN BUYER WOULD BE OBLIGATED UNDER THE TERMS OF THIS AGREEMENT TO SO COMPLETE THE PURCHASE, THE EARNEST MONEY MADE BY BUYER SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AND THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 8.1 IS NOT INTENDED TO LIMIT SELLER’S RIGHTS UNDER SECTIONS 2.2, 2.3, 6.5, 10.2, AND 10.13 OF THIS AGREEMENT.

Initials:
	Seller	Buyer

8.2 Default by Seller. If Seller fails to sell and convey the Property to Buyer pursuant to and as required by this Agreement when Seller would be obligated under the terms of this Agreement to consummate the sale of the Property, Buyer’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Escrow Agent to Buyer of the Earnest Money, in which event neither party shall have any further rights or obligations under this Agreement, except as provided in Sections 2.2, 2.3, 6.5, and 10.2 of this Agreement, and/or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within ninety (90) days of Seller’s failure to convey the Property to Buyer, to the extent permitted by law, Buyer waiving the right to bring suit at any later date. This Agreement confers no present right, title or interest in the Property to Buyer and Buyer agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance. If Buyer elects to terminate this Agreement, Seller shall reimburse Buyer for Buyer’s direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, in an amount not to exceed $200,000.00. For the avoidance of doubt, Buyer and Seller agree that neither Buyer can acquire nor Seller may sell less than all of the Property notwithstanding any statement of Allocated Value.

ARTICLE 9: EARNEST MONEY

9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Buyer and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.

9.2 Agreement Temrination. Upon a termination of this Agreement, either party to this Agreement may give written notice to the Escrow Agent and the other party of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money in accordance with the terms of this Agreement. In the event of a dispute concerning the disbursement of the Earnest Money by either party made to the other party in writing within five (5) business days of the termination, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment. Notwithstanding the foregoing to the contrary, in the event such request for release of the Earnest Money is accompanied by a notice of termination of this Agreement (or that this Agreement has terminated by its terms) prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately release the Earnest Money to Buyer in accordance with Section 2.3 of this Agreement.

9.3 Interpleader. Seller and Buyer mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Earnest Money, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Buyer, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

9.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 10: MISCELLANEOUS

10.1 Parties Bound. Except for an assignment pursuant to Section 10.19, neither party may assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. In no event shall either party be released from any of its obligations or liabilities hereunder if the other approves of any assignment of this Agreement. Any prohibited assignment shall be void. Notwithstanding the foregoing, each Buyer shall have the right to assign this Agreement without Seller’s consent to any entity that is owned, controlled by or is under common control with such Buyer (a “Buyer Affiliate”) or any entity in which one or more Buyer Affiliates directly or indirectly is the general partner or owns more than fifty percent (50%) of the legal interests of such entity, provided at least two (2) business days’ notice is given to Seller and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

10.2 Confidentiality and Public Announcement or Disclosure.

(a) The Property Information and all other information, other than (i) matters of public record, (ii) furnished to, or obtained through inspection of the Property by, Buyer, its affiliates, legal counsel, lenders, employees or Buyer’s Agents, including prospective partners, prospective investors and their agents (collectively “Buyer’s Representatives”) relating to the Property, (iii) which becomes generally available to the public other than as a result of Buyer’s wrongful disclosure, (iv) known by Buyer prior to disclosure hereunder, or (v) obtained on a non-confidential basis from others, will be treated by Buyer and Buyer’s Representatives as confidential, and will not be disclosed to anyone other than on a need-to-know basis to Buyer’s Representatives who agree to maintain the confidentiality of such information, and materials provided by Seller or physical reports obtained from third parties, without representation or warranty will be returned and/or delivered to Seller by Buyer if the Closing does not occur.

(b) Subject to the requirements of applicable law, neither Buyer nor Seller shall make any public announcement or disclosure of this Agreement or any information related to this Agreement or Closing, if any, to outside brokers or third parties, before or for a period of eighteen (18) months after the Closing, without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed; provided however, that either party shall be permitted to make any disclosure required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Buyer shall not record this Agreement or any memorandum of this Agreement. Buyer shall be permitted, without first obtaining Seller’s prior consent, to issue press releases that set forth the purchase price of the Property, the Property location, number of buildings, square footage of the buildings, the identity of tenants and cap rate determined based on Industrial Income Trust Inc.’s and its affiliated entities’ aggregate real property portfolio; provided that any such press releases shall not identify Seller or the Seller Parties, or a cap rate determined based solely on the transaction contemplated by this Agreement. So long as the requirements of the immediately preceding sentence are satisfied, any press releases containing information other than that set forth in the first clause of the preceding sentence shall require Seller’s advance written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything set forth in this Agreement to the contrary, after Closing, the Seller Parties shall be permitted to make such disclosures of the terms of this Agreement and the transaction contemplated hereby (i) as requested by government authorities, including regulators, or investors, (ii) as required by applicable law or regulations, or (iii) in the normal course of the Seller Parties’ respective businesses; it being expressly understood that Seller Parties may publish certain details of the transaction contemplated hereby in newsletters and/or annual reports provided that the identity of Buyer shall not be included in such materials. Except as provided above, neither Buyer nor the

Seller Parties shall (x) issue press releases for the sole purpose of publicizing this Agreement and the transaction contemplated hereby without the prior written consent of the other party, or (y) make voluntary disclosures to either third parties (such as appraisers) not related to the normal business operations of either Buyer or the Seller Parties or to third parties not on a “need to know” basis with respect to such disclosures. Seller shall advise Seller Parties that the information disclosed by Seller to the Seller Parties is confidential and subject to the restrictions in this Agreement. For the purposes of this Section 10.2(b), the “Seller Parties” shall mean, collectively, Seller, Seller’s direct or indirect owners, and the affiliates, trustees, and advisors of Seller and/or Seller’s direct or indirect owners. This Section 10.2(b) shall survive the Closing, close of escrow and recordation of the Deed for a period of eighteen (18) months, and shall not be deemed merged into any of the Closing documents, or any termination of this Agreement.

10.3 Exclusivity. During the pendency of this Agreement, Seller shall remove the Property from the market for sale and not solicit, accept, or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

10.4 Intentionally Omitted.

10.5 Intentionally Omitted.

10.6 Headings. The article, section and other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

10.7 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.8 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Indiana, without regard to conflicts of law.

10.9 Survival, Limitation of Liability. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Closing documents required hereunder only for a period of nine (9) months immediately following the Closing Date, except in the event Buyer provides Seller with written notice of any claims prior to the end of such 9-month period, and commences an action with regard thereto within sixty (60) days following the expiration of said 9-month period, in which event Seller’s liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), or (ii) such claims have been settled pursuant to a written settlement agreement between Seller and Buyer (said 9-month survival period, as same may be continued and extended hereunder, shall be referred to herein as the “Survival Period”); provided, however, notwithstanding anything set forth in this Agreement to the contrary, the indemnification provisions of Sections 2.2, 6.5, 10.22 and 10.23 and the provisions of Article 6 (except as otherwise expressly provided to the contrary therein) shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a misrepresentation or a breach of a warranty contained in Article 7 of this Agreement shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within nine (9) months after the Closing Date; and (ii) the aggregate amount of damages or losses as a result of all such claims suffered or sustained by the party making such claim is estimated to exceed $75,000; provided, however, if such claims equal or exceed $75,000, Buyer shall have the right to prosecute claims in the full amount thereof, and provided further that the aggregate liability of Seller for any and all such breaches or misrepresentation shall be limited to an amount equal to two percent (2%) of the Purchase Price exclusive of fees, costs, charges and expenses due pursuant to Section 10,13 hereinbelow. Seller shall cause KPJV, LP, a Delaware limited partnership and the sole member of Seller, to retain and maintain a direct or indirect tangible net worth of not less than two percent (2%) of the Purchase Price through the expiration of the Survival Period, provided that the tangible net worth of KPJV, LP may be reduced following the initial nine (9) months of the Survival Period to that amount reasonably necessary to satisfy any claims made during such initial nine (9) month period, if any.

10.10 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree or otherwise.

10.11 Entirety and Amendments. This Agreement, together with the exhibits and schedules attached hereto, embody the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Buyer, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.12 Time. Time is of the essence in the performance of this Agreement.

10.13 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party in such action or dispute, whether by final judgment or out of court settlement all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith. The prevailing party in any such final judgment or out of court settlement shall be the party in whose favor the majority of claims were determined. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ and experts’ fees, costs and expenses incurred in the following: (i) post judgment motions; (ii) contempt proceeding; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation. This Section 10.13 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents, or the termination of this Agreement.

10.14 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile or email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile, email or personal delivery and delivered after 5:00 p.m. Mountain Time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

10.15 Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction—to the effect that any ambiguities are to be resolved against the drafting party—shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. The term “including” unless expressly limited shall be construed to mean “including without limitation”.

10.16 Calculation of Time Periods. All references to time are to Mountain Time Zone time (“Mountain Time”) unless expressly stated otherwise. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the State of Indiana, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Mountain Time.

10.17 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

10.18 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email in PDF format counterparts of the signature pages, which shall be deemed an original.

10.19 Section 1031 Exchange. Each party may consummate the purchase and sale of all or a portion of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect the Exchange through an assignment of all or a portion of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by either party had the exchanging party not consummated its purchase through the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (x) have its rights under this Agreement affected or diminished in any manner, or (y) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with Section 1031 of the Code.

10.20 JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY EITHER PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.

10.21 Limitation of Liability. Notice is hereby given that all persons dealing with Seller shall look to the assets of Seller for the enforcement of any claim against Seller, as none of the trustees, partners, officers, direct or indirect owners, employees and shareholders of Seller assume any personal liability for obligations entered into by or on behalf, of Seller. The provisions of this Section 10.21 shall survive indefinitely the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

10.22 Post-Closing Audit Rights. At any time within one (1) year after Closing, upon reasonable advance notice from Buyer, Seller shall (i) allow Buyer’s auditors access to the books and records of Seller and such other information relating to the operation of the Property, which information is necessary, in the reasonable opinion of Buyer, to enable Buyer and Buyer’s auditors to timely prepare, audit and file financial information in compliance with Rule 3-14 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and (ii) provide Buyer’s designated independent auditors an “Audit Letter” in substantially the form attached hereto as Exhibit L. All third party, out-of-pocket costs incurred by Seller in assisting Buyer in the foregoing activities shall be paid for by Buyer and there shall otherwise be no cost, expense, liability or recourse to Seller. Buyer hereby agrees to indemnify, protect, defend and hold Seller and the Seller Indemnified Parties harmless from and against any and all demands, damages, liabilities, losses, claims, liens, costs and expenses (including without limitation reasonable attorneys fees) (collectively, “Losses”) actually asserted against or actually incurred by Seller or any of the Seller Indemnified Parties as a result of or otherwise arising in connection with Seller’s compliance with this Section 10.22; provided that Losses shall specifically exclude any Losses proximately resulting from or caused by the gross negligence or willful misconduct of Seller or any of the Seller Indemnified Parties. All books, records and materials shall be provided without representation or warranty as to accuracy or completeness or otherwise, except as provided in the Audit Letter. All such activities described in this Section 10.22 shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours. Buyer acknowledges and agrees that (i) the audit rights provided herein are for Buyer’s own purposes and provided by Seller as an accommodation to Buyer, and (ii) any such audit conducted hereunder by Buyer shall not give rise to any cost, expense, liability, recourse, claim or cause of action against Seller, whether in connection with information identified or obtained by Buyer during such audit or otherwise. The provisions of this Section 10.22 shall survive the Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

10.23 Pennsylvania—Bulk Sales. If so required under applicable law, as soon as practicable prior to Closing, Seller shall apply for a Bulk Sales Clearance certificate to be issued by the Pennsylvania Department of Revenue and a Clearance Certificate issued by the Pennsylvania Department of Labor and Industry (collectively, the “Certificates”), and upon receipt thereof deliver the Certificates to the Buyer. Buyer acknowledges and agrees that the delivery of the Certificates shall not be a condition to Closing nor shall Buyer’s failure to receive same prior to Closing otherwise entitle Buyer to terminate this Agreement. In addition, to the extent required for Buyer to obtain the Title Policy without such exceptions, Seller shall provide to the Title Company at Closing a title affidavit and indemnity sufficient to permit the title company to issue the Title Policy to the Buyer without taking exception for any settled or unsettled corporate or similar taxes or matters. Seller hereby agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any liability that Buyer may have for any taxes, interest, or penalties payable to the Commonwealth of Pennsylvania but only if and to the extent solely applicable to Seller’s failure to pay same under any applicable Pennsylvania Bulk Sales Laws, together with all costs and expenses, including reasonable attorneys’ fees and accountants’ fees, related thereto. The provisions of this Section 10.23 shall survive Closing, close of escrow and recordation of the Deed, and shall not be deemed merged into any of the Closing documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	KPJV Ruppsville Road LP, a Delaware limited partnership; KPJV 861 Nestle Way LP, a Delaware limited partnership; KPJV 7566 Morris Court LP, a Delaware limited partnership; KPJV 7520 Morris Court LP, a Delaware limited partnership; KPJV 595 South Perry Road LP, a Delaware limited partnership; KPJV 909 Whitaker Road LP, a Delaware limited partnership; KPJV 849 Whitaker Road LP, a Delaware limited partnership; KPJV 923 Whitaker Road LP, a Delaware limited partnership; KPJV 558 Airtech Parkway LP, a Delaware limited partnership; and KPJV 5252 Decatur Boulevard LP, a Delaware limited partnership

	By:	KPJV, LP, a Delaware limited partnership, its sole member
	By:	KPJV GENPAR, LLC, a Delaware limited liability company, its general partner
	By:	KPJV, LLP, a Delaware limited liability partnership, its sole member
	By:	Keystone KPJV, LP, a Delaware limited partnership, its managing partner
	By:	Keystone KPJV, LLC, a Delaware limited liability company, its general partner
	By:	ProLogis Six Rivers Limited Partnership, with respect to its Fraser Business, a Delaware series limited partnership, its sole member
	By:	ProLogis Fraser Six Rivers GP, LLC, a Delaware limited liability company, the general partner of its Fraser Business
	By:	ProLogis Fraser, L.P., a Delaware limited partnership, its sole member
	By:	ProLogis Fraser GP LLC, a Delaware limited liability company, its general partner
	By:	Prologis, a Maryland real estate investment trust its sole member

	By:	/s/ Will O’Donnell
	Name:	Will O’Donnell
	Title:	SVP
	Date:	March 26, 2012

BUYER:	IIT Lehigh Valley DC LLC, a Delaware limited liability company

	By:	IIT Lehigh Valley DC Owner LLC, a Delaware limited liability company, its sole member

	By:	IIT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

	By:	Industrial Income Operating Partnership LP, a Delaware limited partnership, its sole member

	By:	Industrial Income Trust Inc., a Maryland corporation, its general partner

	By:	/s/ Thomas G. Mcgonagle
	Name:	Thomas G. Mcgonagle
	Title:	CFO

	Date:	March 26, 2012

IIT North Plainfield DC LLC, a Delaware limited liability company

	By:	IIT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

	By:	Industrial Income Operating Partnership LP, a Delaware limited partnership, its sole member

	By:	Industrial Income Trust Inc., a Maryland corporation, its general partner

	By:	/s/ Thomas G. Mcgonagle
	Name;	Thomas G. Mcgonagle
	Title:	CFO

	Date:	March 26, 2012

[Buyer signatures continued on following page.]

IIT Indianapolis DC LLC, a Delaware limited liability company

By:	IIT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Income Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Income Trust Inc., a Maryland Corporation, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	CFO

Date:	March 26, 2012

JOINDER

KPJV, LP, a Delaware limited partnership (“KPJV”), has joined in this Agreement in order to confirm its obligations under Section 10.9 of this Agreement. Specifically, KPJV hereby agrees to retain and maintain a direct or indirect tangible net worth of not less than two percent (2%) of the Purchase Price through the expiration of the Survival Period (as the same may be reduced pursuant to Section 10.9 of this Agreement). KPJV further agrees that it shall be responsible for and obligated to fund any and all post-Closing liabilities of Seller under this Agreement through the expiration of the Survival Period. KPJV’s obligations to Buyer under Section 10.9 of this Agreement and this Joinder shall (i) be joint and several with Seller, and (ii) not be limited by Section 10.21 of this Agreement or any similar provision under any document to be delivered by Seller at Closing.

KPJV, LP, a Delaware limited partnership

By:	KPJV GENPAR, LLC, a Delaware limited liability company, its general partner

By:	KPJV, LLP, a Delaware limited liability partnership, its sole member

By:	Keystone KPJV, LP, a Delaware limited partnership, its managing partner

By:	Keystone KPJV, LLC, a Delaware limited liability company, its general partner

By:	ProLogis Six Rivers Limited Partnership, with respect to its Fraser Business, a Delaware series limited partnership, its sole member

By:	ProLogis Fraser Six Rivers GP, LLC, a Delaware limited liability company, the general partner of its Fraser Business

By:	ProLogis Fraser, L.P., a Delaware limited partnership, its sole member

By:	ProLogis Fraser GP LLC, a Delaware limited liability company, its general partner

By:	Prologis, a Maryland real estate investment trust, its sole member

By:	/s/ Will O’Donnell
Name:	Will O’Donnell
Title:	SVP

Date:	March 26, 2012

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Article 9.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Shirley M. Fox
Name:	Shirley M. Fox, Esq.
Title:	Vice President
Date:	March 26, 2012

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